Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

VIA Holdings I, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-73790, No. 333-138177, No. 333-160292 and No. 333-175859) on Form S-8 of Belden Inc. of our report dated April 10, 2014, with respect to the consolidated balance sheet of VIA Holdings I, Inc. as of December 31, 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Belden Inc. dated March 18, 2015.

/s/ KPMG LLP

Portland, Oregon

March 18, 2015